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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 (File No. 33-82362) of Warburg, Pincus Japan Small Company Fund, Inc. (formerly known as Warburg, Pincus Japan OTC Fund, Inc.) on Form N-1A of our report dated December 19, 1997 on our audit of the financial statements and financial highlights, which report is included in the Annual Report to Shareholders for the year ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and under the caption "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 20, 1998